SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FINANCIAL INDUSTRIES CORPORATION
Name of Registrant as Specified In Its Charter

John A. Fibiger and David Porter (Improve FIC)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

Contacts:
Improve FIC
904 West Avenue, Suite 100
Austin, Texas 78701
(512) 479-6777

JANUARY 16, 2007 CONTINUATION OF FINANCIAL INDUSTRIES CORPORATION (PINKSHEETS: FNIN.PK)
ANNUAL MEETING OF SHAREHOLDERS IMMINENT; IMPROVE FIC REDUCES SLATE TO SIX NOMINEES

Austin, TX, January 11, 2007 - Financial Industries Corporation (“FIC”) (PINKSHEETS: FNIN.PK) will reconvene its December 6, 2006 Annual Meeting of Shareholders on Tuesday, January 16, 2007, at 10:00 a.m., local time, at the Renaissance Austin Hotel, 9721 Arboretum Boulevard, Austin, Texas.

Improve FIC, a committee of concerned shareholders of FIC, announced today that, based on feedback from FIC shareholders, it would reduce its director nominee slate from eight to six nominees by removing George M. Wise, III and one other nominee. Improve FIC has not yet identified the second nominee to be removed, but it has determined that John A. Fibiger and Kenneth W. Phillips will remain on Improve FIC’s slate. None of the votes represented by the Improve FIC proxy will be cast for the election of Mr. Wise to FIC’s board of directors.

Improve FIC has mailed proxy materials and proxy cards to FIC shareholders. Improve FIC’s proxy statement and other relevant documents are available for free at www.sec.gov.  You may also obtain a free copy of Improve FIC’s definitive proxy statement by contacting D.F. King & Co., Inc. toll-free at (800) 714-3313.  If you have any questions about Improve FIC or how to vote, please call (512) 479-6777.